Exhibit 99.1

FIDELITY D & D BANCORP, INC.

PRESS RELEASE

Date: October 18, 2006

Contacts:

Steven C. Ackmann	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.
THIRD QUARTER 2006 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the third quarter ended September 30, 2006 of $1,030,000, or $0.51 per share.  Third quarter 2005 net income was $1,294,000, or $0.64 per share.

Growth in deposits for the nine months ending September 30, 2006 was over $40.2 million.  The deposit growth allowed for reduction in higher-costing borrowings resulting in total asset growth of $18.7 million. The Company also reported continuing progress in reducing non-performing loans in the third quarter 2006.  These actions led to a three basis point upturn in net interest margin and over $91,000 improvement in net income reported over the second quarter 2006.

According to Steve Ackmann, President and CEO, “This quarter saw our Company make significant progress in several areas. As a result of sustained efforts, we have been able to make considerable progress in reducing our non-performing assets, resulting in interest income improvements that not only helped this quarter, but will help going forward. Further, we have been able to reduce our borrowed funding costs, another positive step in our efforts to improve the revenue profile of the bank. We are also encouraged by the 11% increase in deposits and the 2% increase in loans this year.  The current rate environment for banks is a difficult one, but the third quarter saw our Company make improvements that should help both in the short and long run.”

Net income for the nine months ended September 30, 2006 was $3,000,000 compared to net income of $3,450,000 for the same 2005 period.  Earnings per share were $1.47 and $1.70 for the nine months ended September 30, 2006 and 2005, respectively

The earnings difference reported resulted primarily from expenses incurred by the Company through investment in qualified personnel and information technology systems and equipment.  These steps were done to better serve our customers and continue growing deposits, loans and assets under management within Trust and Financial Services divisions.  The Company believes these investments today will lead to a stronger financial condition and ultimately enhance financial performance.

Net interest income was $4,313,000 for the quarter ended September 30, 2006, a slight decrease from $4,362,000 recorded during the same quarter of 2005.

Total interest income that increased from $7,324,000 to $8,595,000 was offset by an interest expense increase of $1,319,000 from $2,962,000 to $4,281,000 for the quarters ended September 30, 2005 and 2006, respectively.  Yields on earning assets improved mostly from higher market rates during the third quarter of 2006, compared to the same period last year.  These improved yields were offset by the upward repricing of liabilities.  A higher rate paid during the third quarter of 2006 was the primary reason interest expense increased as compared to the same 2005 quarter.  As an overall result, net interest margin decreased 26 basis points to 3.29% in the third quarter of 2006, compared to 3.55% for the third quarter of 2005.

During the third quarter of 2006, the provision for loan losses was $75,000 compared to $300,000 in the same quarter of 2005. The Company’s continuing effort to improve the credit profile of the loan portfolio has reduced the non-performing assets by almost half.  Accordingly, the ratio of non-accrual loans to net loans at September 30, 2006 was 1.0%, down from 2.4% as of September 30, 2005.   The allowance for loan losses was 1.41% and 1.52% of total loans at September 30, 2006 and 2005, respectively.  The allowance for loan losses to non-performing loans was 115% at September 30, 2006 from 60% at September 30, 2005, one of the best levels for the Company in the past decade.

Total other income recorded for the quarter ended September 30, 2006 was $1,136,000 compared with $1,228,000 for the same quarter in 2005.  Third quarter 2006 other income was mainly lower from $64,000 of gains recorded on leased and foreclosed asset sales occurring only in the third quarter of 2005.

Total other operating expenses increased 11%, from $3,591,000 to $3,996,000 for the quarters ending September 30, 2005 and 2006, respectively.  This operating expense increase resulted primarily from added salary and employee benefits expense, increased equipment expenses and further advertising expenditures over the same prior year period.

The Company’s total assets were $562,840,000 at September 30, 2006 as compared to $544,061,000 at December 31, 2005.

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 20 ATM locations.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

At Period End:	September 30, 2006	December 31, 2005
Assets
Total cash and cash equivalents	$20,832,779	$12,594,540
Investment securities	101,740,346	97,678,573
Federal Home Loan Bank Stock	3,259,400	4,628,200
Loans and leases	415,915,591	409,557,328
Allowance for loan losses	(5,843,538)	(5,984,649)
Premises and equipment, net	11,296,696	11,683,148
Life insurance cash surrender value	8,105,171	7,891,898
Other assets	7,534,038	6,011,660

Total assets	$562,840,483	$544,060,698

Liabilities
Non-interest-bearing deposits	$71,548,817	$70,361,086
Interest-bearing deposits	348,180,970	309,137,554
Total deposits	419,729,787	379,498,640
Short-term borrowings	22,826,739	28,772,997
Long-term debt	65,590,062	83,704,188
Other liabilities	3,730,970	3,238,844
Total liabilities	511,877,558	495,214,669

Shareholders’ equity	50,962,925	48,846,029

Total liabilities and shareholders’ equity	$562,840,483	$544,060,698

Average Quarterly Balances:	September 30, 2006	December 31, 2005
Assets
Total cash and cash equivalents	$10,133,961	$9,958,499
Investment securities	116,520,987	106,836,106
Loans and leases, net	414,380,326	398,021,831
Premises and equipment, net	11,480,499	11,297,689
Other assets	12,652,168	13,299,448

Total assets	$565,167,941	$539,413,573

Liabilities
Non-interest-bearing deposits	$68,170,366	$66,163,112
Interest-bearing deposits	349,113,993	300,187,888
Total deposits	417,284,359	366,351,000
Short-term borrowings and long-term debt	93,953,798	121,063,406
Other liabilities	3,968,526	3,653,059
Total liabilities	515,206,683	491,067,465

Shareholders’ equity	49,961,258	48,346,108

Total liabilities and shareholders’ equity	$565,167,941	$539,413,573

FIDELITY D & D BANCORP, INC.
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Interest income
Loans and leases	$7,226,814	$6,139,714	$20,858,722	$17,789,858
Securities and other	1,367,752	1,184,256	4,000,449	3,611,214

Total interest income	8,594,566	7,323,970	24,859,171	21,401,072

Interest expense
Deposits	3,132,402	1,746,220	8,279,425	4,978,215
Borrowings and debt	1,148,667	1,215,494	3,770,516	3,466,648

Total interest expense	4,281,069	2,961,714	12,049,941	8,444,863

Net interest income	4,313,497	4,362,256	12,809,230	12,956,209

Provision for loan losses	75,000	300,000	325,000	680,000
Other income	1,136,275	1,228,187	3,349,052	3,101,718
Other expenses	3,995,764	3,590,787	11,866,663	10,768,374
Provision for income taxes	349,032	405,311	966,392	1,160,011
Net income	$1,029,976	$1,294,345	$3,000,227	$3,449,542

Selected financial ratios and other data (1):

	Three months ended		Nine months ended
	September 30,		September 30,
Selected returns and financial ratios	2006	2005	2006	2005
Diluted earnings per share	$0.51	$0.64	$1.47	$1.70
Dividends per share	$0.22	$0.20	$0.66	$0.60
Yield on interest-earning assets (FTE)	6.45%	5.87%	6.29%	5.75%
Cost of interest-bearing liabilities	3.83%	2.84%	3.62%	2.70%
Net interest spread	2.62%	3.03%	2.67%	3.05%
Net interest margin	3.29%	3.55%	3.30%	3.52%
Return on average assets	0.72%	0.96%	0.71%	0.86%
Return on average equity	8.18%	10.62%	8.12%	9.73%
Efficiency ratio	71.85%	61.63%	71.80%	65.12%
Expense ratio	2.03%	1.72%	2.03%	1.91%

Other data

	As of September 30,				As of December 31,
	2006		2005		2005
Book value per share	$24.82		$23.76		$23.95
Equity to assets	9.05%		8.99%		8.98%
Allowance for loan losses to:
Total loans	1.41%		1.52%		1.46%
Non-accrual loans	1.43	x	0.65	x	0.63	x
Non-accrual loans to net loans	1.00%		2.39%		2.34%
Non-performing assets to total assets	0.93%		1.87%		1.78%

(1)     Per share data, for 2005, has been adjusted to reflect the retroactive effect of a 10% stock dividend paid on February 15, 2006.